SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT 1934(*)



                               Motient Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Shares, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    619908304
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   May 3, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed

        [ ]       Rule 13d-1(b)

        [X]       Rule 13d-1(c)

        [ ]       Rule 13d-1(d)


----------
(*) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------
CUSIP No. 619908304
-------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 James G. Dinan
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 U.S.A.
--------------------------------------------------------------------------------
    NUMBER OF        5     SOLE VOTING POWER
     SHARES
  BENEFICIALLY                  1,836,120 Common Shares
    OWNED BY
      EACH           6     SHARED VOTING POWER
    REPORTING
   PERSON WITH                  -0-

                     7     SOLE DISPOSITIVE POWER

                                1,836,120 Common Shares

                     8     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,836,120 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 7.3%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------
CUSIP No. 619908304
-------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 York Investment Limited
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Commonwealth of the Bahamas
--------------------------------------------------------------------------------
    NUMBER OF        5     SOLE VOTING POWER
     SHARES
  BENEFICIALLY                  710,970 Common Shares
    OWNED BY
      EACH           6     SHARED VOTING POWER
    REPORTING
   PERSON WITH                  -0-

                     7     SOLE DISPOSITIVE POWER

                                710,970 Common Shares

                     8     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 710,970 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 2.8%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------
CUSIP No. 619908304
-------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 York Capital Management L.P.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
    NUMBER OF        5     SOLE VOTING POWER
     SHARES
  BENEFICIALLY                  260,448 Common Shares
    OWNED BY
      EACH           6     SHARED VOTING POWER
    REPORTING
   PERSON WITH                  -0-

                     7     SOLE DISPOSITIVE POWER

                                260,448 Common Shares

                     8     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 260,448 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 1.0%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------
CUSIP No. 619908304
-------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 York Select L.P.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
    NUMBER OF        5     SOLE VOTING POWER
     SHARES
  BENEFICIALLY                  164,030 Common Shares
    OWNED BY
      EACH           6     SHARED VOTING POWER
    REPORTING
   PERSON WITH                  -0-

                     7     SOLE DISPOSITIVE POWER

                                164,030 Common Shares

                     8     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 164,030 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 0.7%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------
CUSIP No. 619908304
-------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 York Select Unit Trust
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Cayman Islands
--------------------------------------------------------------------------------
    NUMBER OF        5     SOLE VOTING POWER
     SHARES
  BENEFICIALLY                  137,687 Common Shares
    OWNED BY
      EACH           6     SHARED VOTING POWER
    REPORTING
   PERSON WITH                  -0-

                     7     SOLE DISPOSITIVE POWER

                                137,687 Common Shares

                     8     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 137,687 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 0.6%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------
CUSIP No. 619908304
-------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 York Distressed Opportunities Fund, L.P.
--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
    NUMBER OF        5     SOLE VOTING POWER
     SHARES
  BENEFICIALLY                  241,268 Common Shares
    OWNED BY
      EACH           6     SHARED VOTING POWER
    REPORTING
   PERSON WITH                  -0-

                     7     SOLE DISPOSITIVE POWER

                                241,268 Common Shares

                     8     SHARED DISPOSITIVE POWER

                                -0-
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 241,268 Common Shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  / /
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 1.0%
--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                 PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G

ITEM 1(A).          NAME OF ISSUER:
                    --------------

                    MOTIENT CORPORATION


ITEM 1(B).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                    -----------------------------------------------

                    10802 Parkridge Boulevard
                    Reston, VA  20191-5416
                    USA


ITEM 2.(A),         NAME OF PERSON FILING; ADDRESS
(B) AND (C)         OF PRINCIPAL BUSINESS OFFICE; CITIZENSHIP:
                    -----------------------------------------

         This Schedule is being filed jointly by the following reporting persons (hereinafter sometimes collectively referred to as the "Reporting Persons") pursuant to an Agreement of Joint Filing attached hereto as Exhibit A:

          (i) James G. Dinan ("Dinan"), an individual who is the Senior Managing Member and holder of a controlling interest in Dinan Management, L.L.C. ("Dinan Management"), a New York limited liability company, York Select Domestic Holdings, LLC ("York Select Domestic Holdings"), a New York limited liability company, York Select Offshore Holdings, LLC ("York Select Offshore Holdings"), a New York limited liability company and York Distressed Domestic Holdings, LLC ("York Distressed Domestic Holdings"), a New York limited liability company. Dinan is also a Director and holder of a controlling interest in York Offshore Holdings, Limited. ("York Offshore Limited"), a corporation of the Commonwealth of the Bahamas. Dinan is a citizen of the United States.

          (ii) York Investment Limited ("York Investment"), a corporation of The Commonwealth of The Bahamas.

          (iii) York Capital Management, L.P. ("York Capital"), a Delaware limited partnership.

          (iv) York Select, L.P. ("York Select"), a Delaware limited partnership.

          (v) York Select Unit Trust ("York Select Trust"), a trust organized under the laws of the Cayman Islands.

          (vi) York Distressed Opportunities Fund, L.P. ("York Distressed Opportunities"), a Delaware limited partnership.

          York Offshore Limited is the investment manager of York Investment.

          Dinan Management is the General Partner of York Capital.

          York Select Domestic Holdings is the General Partner of York Select.

          York Select Offshore Holdings is the investment manager of York Select Trust.

         York Distressed Domestic Holdings is the investment manager of York Distressed Opportunities.

         Dinan is also filing this statement on behalf of certain other funds and accounts ("Managed Accounts") over which he has discretionary investment authority. Dinan is the President and sole shareholder of JGD Management Corp., a Delaware corporation, which manages the Managed Accounts.

ITEM 2(B).          ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                    -----------------------------------

         The address of each of Dinan, York Capital and York Select is:

                             350 Park Avenue
                             4th Floor
                             New York, New York 10022

         The address of York Investment for purposes of this filing is:

                             York Investment Limited
                             c/o York Capital Management
                             350 Park Avenue
                             4th Floor
                             New York, New York 10022


         The address of York Select Trust for purposes of this filing is:

                             York Select Unit Trust
                             c/o York Capital Management
                             350 Park Avenue
                             4th Floor
                             New York, New York 10022


         The address of York Distressed Opportunities for purposes of this filing is:

                             York Distressed Opportunities Fund, L.P.
                             c/o York Capital Management
                             350 Park Avenue
                             4th Floor
                             New York, New York 10022

ITEM 2(D).          TITLE OF CLASS OF SECURITIES:
                    ---------------------------

                    Common Shares


ITEM 2(E).          CUSIP NUMBER:
                    -----------

                    619908304

ITEM 4.(A),
(B) AND (C)         OWNERSHIP.
                    ---------

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (i)      Dinan
                  -----

                (a)      Amount beneficially owned: 1,836,120 shares.

                (b)      Percent of class: 7.3%.

                (c)      Number of shares as to which such person has:

                          (i)  Sole power to vote or direct the vote
                               1,836,120 shares.

                         (ii)  Shared power to vote or direct the vote -0-.

                        (iii) Sole power to dispose or direct the disposition of 1,836,120 shares.

                         (iv) Shared power to dispose or direct the disposition of -0-.

         (ii)     York Investment
                  ---------------

                (a)      Amount beneficially owned: 710,970 shares.

                (b)      Percent of class: 2.8%.

                (c)      Number of shares as to which such person has:

                          (i) Sole power to vote or direct the vote 710,970 shares.

                         (ii)  Shared power to vote or direct the vote -0-.

                        (iii) Sole power to dispose or direct the disposition of 710,970 shares.

                         (iv) Shared power to dispose or direct the disposition of -0-.

         (iii)  York Capital
                ------------

                (a)   Amount beneficially owned: 260,448 shares.

                (b)   Percent of class: 1.0%.

                (c)   Number of shares as to which such person has:

                          (i) Sole power to vote or direct the vote 260,448 shares.

                         (ii)  Shared power to vote or direct the vote -0-.

                        (iii) Sole power to dispose or direct the disposition of 260,448 shares.

                         (iv) Shared power to dispose or direct the disposition of -0-.

         (iv)  York Select
               -----------

                (a)   Amount beneficially owned: 164,030 shares.

                (b)   Percent of class: 0.7%.

                (c)   Number of shares as to which such person has:

                          (i) Sole power to vote or direct the vote 164,030 shares.

                         (ii)  Shared power to vote or direct the vote -0-.

                        (iii) Sole power to dispose or direct the disposition of 164,030 shares.

                         (iv) Shared power to dispose or direct the disposition of -0-.

                          (v)  York Select Trust

                (a)   Amount beneficially owned: 137,687 shares.

                (b)   Percent of class: 0.6%.

                (c)   Number of shares as to which such person has:

                          (i) Sole power to vote or direct the vote 137,687 shares.

                         (ii)  Shared power to vote or direct the vote -0-.

                        (iii) Sole power to dispose or direct the disposition of 137,687 shares.

                         (iv) Shared power to dispose or direct the disposition of -0-.

         (vi)   York Distressed Opportunities

                (a)   Amount beneficially owned: 241,268 shares.

                (b)   Percent of class: 1.0%.

                (c)   Number of shares as to which such person has:

                          (i) Sole power to vote or direct the vote 241,268 shares.

                         (ii)  Shared power to vote or direct the vote -0-.

                        (iii) Sole power to dispose or direct the disposition of 241,268 shares.

                         (iv) Shared power to dispose or direct the disposition of -0-.

         The number of shares beneficially owned and the percentage of outstanding shares represented thereby, for each of the Reporting Persons, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentage of ownership described above is based on 25,000,000 Common Shares outstanding on May 1, 2002.

ITEM 6.             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                    ANOTHER PERSON.
                    ------------------------------------------------

         The Managed Accounts have the right to receive dividends from, or the proceeds from the sale of, the Common Shares.

ITEM 10.            CERTIFICATION.
                    ------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  May 16, 2002



                                  /s/ James G. Dinan
                                  ---------------------------------------
                                  James G. Dinan

ITEM 10.            CERTIFICATION.
                    -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated:  May 16, 2002



                                  YORK INVESTMENT LIMITED

                                  By: YORK OFFSHORE HOLDINGS LIMITED


                                  By:    /s/ James G. Dinan
                                         ---------------------------------------
                                         James G. Dinan
                                         Director

ITEM 10.            CERTIFICATION.
                    -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: May 16, 2002



                                  YORK CAPITAL MANAGEMENT, L.P.

                                  By: DINAN MANAGEMENT, L.L.C.


                                  By:    /s/ James G. Dinan
                                         ---------------------------------------
                                         James G. Dinan
                                         Senior Managing Member

ITEM 10.            CERTIFICATION.
                    -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: May 16, 2002



                                  YORK SELECT, L.P.

                                  By:    YORK SELECT DOMESTIC
                                         HOLDINGS, LLC


                                  By:    /s/ James G. Dinan
                                         ---------------------------------------
                                         James G. Dinan
                                         Senior Managing Member

ITEM 10.            CERTIFICATION.
                    -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: May 16, 2002



                                  YORK SELECT UNIT TRUST

                                  By:    YORK SELECT OFFSHORE
                                         HOLDINGS LLC


                                  By:    /s/ James G. Dinan
                                         ---------------------------------------
                                         James G. Dinan
                                         Senior Managing Member

ITEM 10.            CERTIFICATION.
                    -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Person, the undersigned Reporting Person certifies that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and accurate.

Dated: May 16, 2002



                                  YORK DISTRESSED
                                    OPPORTUNITIES FUND, L.P.

                                  By: YORK DISTRESSED
                                      DOMESTIC HOLDINGS, LLC


                                  By:    /s/ James G. Dinan
                                         ---------------------------------------
                                         James G. Dinan
                                         Senior Managing Director

                                                                       EXHIBIT A

                            AGREEMENT OF JOINT FILING
                               MOTIENT CORPORATION
                      COMMON SHARES, $0.01 VALUE PER SHARE


         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of a Statement on Schedule 13G and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.

         This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

         WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 16th day of May, 2002.



/s/ James G. Dinan                      YORK SELECT UNIT TRUST
----------------------------------
James G. Dinan                          By:  YORK SELECT OFFSHORE
                                             HOLDINGS, LLC

YORK INVESTMENT LIMITED
                                        By: /s/ James G. Dinan
By: YORK OFFSHORE HOLDINGS LIMITED          -------------------------------
                                            James G. Dinan
                                            Senior Managing Member
By: /s/ James G. Dinan
    ------------------------------
    James G. Dinan                      YORK DISTRESSED
    Director                                 OPPORTUNITIES FUND, L.P.

                                        By:  YORK DISTRESSED
YORK CAPITAL MANAGEMENT, L.P.                DOMESTIC HOLDINGS, LLC

By: DINAN MANAGEMENT, L.L.C.
                                        By: /s/ James G. Dinan
                                            -------------------------------
By: /s/ James G. Dinan                     James G. Dinan
    ------------------------------         Senior Managing Director
    James G. Dinan
    Senior Managing Member



YORK SELECT, L.P.

By: YORK SELECT DOMESTIC HOLDINGS, LLC


By: /s/ James G. Dinan
    ------------------------------
     James G. Dinan
     Senior Managing Member